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                                                                     Exhibit 2.2

                              AGREEMENT REGARDING

               THE AMENDED AND RESTATED TRANSFORMATION AGREEMENT


     This Agreement Regarding the Amended and Restated Transformation Agreement (this "Agreement") is made as of November 19, 2001 by and between Aprisma Management Technologies, Inc., a Delaware corporation ("Aprisma") and Enterasys Networks, Inc., a Delaware corporation (formerly known as Cabletron Systems, Inc.) ("New Enterasys").

     Reference is made to that certain Amended and Restated Transformation Agreement entered into as of June 3, 2000 (the "Transformation Agreement") among New Enterasys (then known as Cabletron Systems, Inc. ("CSI")), Aprisma, GlobalNetwork Technology Services, Inc., a Delaware corporation , Riverstone Networks, Inc., a Delaware corporation and Enterasys Networks, Inc., a Delaware corporation which was a subsidiary of CSI prior to its merger into CSI ("Old Enterasys").

1.   Merger.

     1.1. Aprisma acknowledges that effective as of 12:01 A.M. on August 6, 2001 Old Enterasys merged into CSI (the "Merger") and CSI was renamed "Enterasys Networks, Inc." Aprisma hereby consents to any deemed assignment of the Transformation Agreement by Old Enterasys in connection with the Merger and acknowledges that upon effectiveness of the Merger New Enterasys assumed all of the rights of Old Enterasys under the Transformation Agreement. New Enterasys hereby confirms that upon the effectiveness of the Merger it assumed all of the all obligations of Old Enterasys owed to Aprisma under the Transformation Agreement.

     1.2. Effective as of the time of the Merger, New Enterasys shall for the purposes of the Transformation Agreement as between Aprisma and New Enterasys, be deemed to be "CSI" (as that term is used in the Transformation Agreement) and, unless the context otherwise requires, also a "Newco" (as that term is used in the Transformation Agreement). For the avoidance of doubt, for the purposes of Sections 4.11 of the Transformation Agreement New Enterasys shall not be deemed to be a Newco. For the purposes of Sections 4.11 of the Transformation Agreement New Enterasys shall not be deemed to be a Newco and the dispute resolution procedures of Section 4.10.2 of the Transformation Agreement shall apply to any Dispute (as defined in the Transformation Agreement) between Aprisma and New Enterasys beginning when Aprisma has either consummated an IPO (as defined in the Transformation Agreement) or ceases to be a majority owned subsidiary of New Enterasys.

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     1.3.  CSI Guidelines and Public Announcements. Sections 4.6 and 4.14 of the
Transformation Agreement shall have no further effect between Aprisma and New Enterasys beginning when Aprisma has either consummated an IPO (as defined in the Transformation Agreement) or ceases to be a majority-owned subsidiary of New Enterasys.

     1.4. Allocation of Assets and Liabilities. The parties acknowledge and agree that New Enterasys shall make no further allocation of assets or liabilities to Aprisma or terminate any agreement with Aprisma pursuant to
Section 5 of the Transformation Agreement beginning when Aprisma has either consummated an IPO (as defined in the Transformation Agreement) or ceases to be a majority-owned subsidiary of New Enterasys.

     1.5. Fiscal Year. Notwithstanding anything to the contrary in the Transformation Agreement, Aprisma shall not be required to change its fiscal year to match the new fiscal year of New Enterasys, and Section 4.3.2 of the Transformation Agreement shall not apply between New Enterasys and Aprisma beginning when Aprisma has either consummated an IPO (as defined in the Transformation Agreement) or ceases to be a majority-owned subsidiary of New Enterasys.

2.   Miscellaneous.

     2.1. Entire Agreement. This Agreement, together with the Transformation Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior or contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter.

     2.2. Amendment or Waiver. The parties hereto may not amend this Agreement except by a written instrument executed by the parties hereto.

     2.3. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

     2.4. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees and assigns (each of which transferees and assigns shall be deemed to be a party hereto for all purposes hereof); provided, however, that (i) no transfer or assignment by any party hereto shall be permitted without the prior written consent of the other party hereto and any such attempted transfer or assignment without consent shall be null and void and (ii) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.

     2.5. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered personally or sent by telecopier, Federal Express, or registered or certified mail, postage prepaid, addressed as set forth in Section 9.5 of the Transformation Agreement. Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) two Business Days after being sent by Federal Express, if sent by Federal

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Express, (c) one Business Day after being delivered, if delivered by telecopier and (d) three Business Days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

     2.6. Interpretation. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof. No rule of strict construction shall apply to or be used against any party hereto.

     2.7. Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to entitle any person or entity other than the parties and their respective transferees and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

     2.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

     2.9. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.


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     IN WITNESS WHEREOF, the undersigned have executed this instrument under seal as of the date first written above.


                                    APRISMA MANAGEMENT
                                      TECHNOLOGIES, INC.

                                    By: /s/ Michael Skubisz
                                        -----------------------------------
                                        Name:  Michael Skubisz
                                        Title: President


                                    ENTERASYS NETWORKS, INC.

                                    By: /s/ Robert Gagalis
                                        -----------------------------------
                                        Name:  Robert Gagalis
                                        Title: Chief Financial Officer

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